Exhibit 99.1

VAREX ANNOUNCES FINANCIAL RESULTS FOR
THIRD QUARTER OF FISCAL YEAR 2018

SALT LAKE CITY, Utah, August 2, 2018 - Varex Imaging Corporation (Nasdaq: VREX) today announced its financial results for the third quarter of fiscal year 2018, as well as certain integration-related restructuring charges.

Quarterly Highlights

•	Revenues increased 12% to $191 million

•	Gross margin was 33% | Adjusted gross margin* was 35%

•	Operating earnings margin was 4% | Adjusted operating earnings margin* was 10%

•	Net earnings were $0.10 per diluted share | Adjusted net earnings* were $0.34 per diluted share

“Our third quarter revenues increased more than $20 million from the prior year due primarily to increased sales of high-end radiographic digital detectors and products for the security and oncology markets,” said Sunny Sanyal, Chief Executive Officer of Varex Imaging Corporation. “Despite this increase, revenues were lower than expected due to normal fluctuations in the timing of customer shipments, as well as late in the quarter softness that appears to be tied to tariff uncertainty. While the ramp-up of CT tube shipments to our Chinese OEM customers has been slower than planned, shipments have begun and we continue to believe in our long-term growth prospects.”

Third Quarter Fiscal Year 2018 Results

Revenues for the third quarter of fiscal year 2018 were $191 million compared to revenues of $170 million in the prior year quarter, an increase of 12%. Medical segment revenues increased 6% to $143 million and Industrial segment revenues increased 36% to $48 million.

Gross margin for the third quarter of fiscal year 2018 was $63 million or 33% of revenues compared to $60 million or 35%, and adjusted gross margin* was $67 million or 35% of revenues compared to $64 million or 38%. The lower gross margin rates were primarily due to a shift in product mix in the Industrial segment and higher manufacturing cost variances in the company’s Santa Clara facility.

R&D investment in the third quarter of fiscal year 2018 was 10.7% of revenues compared to 10.4% of revenues in the prior year quarter. SG&A expenses were 18.4% of revenues compared to 15.5% in the prior year quarter, primarily due to the restructuring charges discussed below.

Operating earnings for the third quarter of fiscal year 2018 were $7 million and operating margin was 4% compared to $16 million and 9% in the prior year quarter. Adjusted operating earnings* were $19 million and adjusted operating margin* was 10% compared to $24 million and 14% in the prior year quarter.

Other income in the third quarter of fiscal year 2018 was $1 million compared to $4 million in the prior year quarter and relates to income from investments in privately-held companies and foreign currency movements. In the third quarter of fiscal year 2018, the company had a tax benefit of $1 million compared to tax expense of $5 million in the prior year period.

Net earnings for the third quarter of fiscal year 2018 were $4 million, or $0.10 per diluted share, compared to net earnings of $11 million, or $0.28 per diluted share, in the prior year quarter. Adjusted net earnings* were $13 million, or $0.34 per diluted share, compared to $17 million, or $0.44 per diluted share, in the prior year quarter.

Year-To-Date Fiscal Year 2018

Revenues for the first nine months of fiscal year 2018 increased 18% to $569 million compared to revenues of $482 million in the same period of the prior year. Medical segment revenues increased 12% to $441 million and Industrial segment revenues increased 42% to $128 million.

Gross margin for the first nine months of fiscal year 2018 was $195 million or 34% of revenues compared to $176 million or 36% of revenues in the same period of the prior year. Adjusted gross margin* was $204 million or 36% of revenues compared to $181 million or 38% of revenues.

Balance Sheet

At the end of the third quarter of fiscal year 2018, cash and cash equivalents were $53 million. During the third quarter, the company reduced its total debt outstanding by $18 million to end the quarter at $400 million. Cash flow from operations was $67 million for the first three quarters of fiscal year 2018.

Restructuring Charges

The company took a restructuring charge during the quarter related to consolidation of operations in the acquired imaging business, which will result in the discontinuation of the amorphous silicon glass fabrication and headcount reductions primarily at the Santa Clara facility. As a result of integration activities, the company expects to incur between $19 and $23 million in restructuring related charges, of which only $2 to $3 million are cash expenses. Approximately $7 million is included in financial results for the third quarter and approximately $8 to $10 million is expected in the fourth quarter of fiscal year 2018; and $4 to $6 million is expected in fiscal year 2019. These amounts are in addition to the $2 million previously incurred in the second quarter of fiscal year 2018 related to closure of the London R&D unit. As a result of these consolidation activities, the company expects to achieve approximately $10 to $13 million in annual cost savings primarily starting in the second quarter of fiscal year 2019.

Revised Fiscal Year 2018 Guidance

As a result of the company’s year-to-date financial performance and outlook for the fourth quarter, Varex is revising its fiscal year 2018 guidance. The company now expects revenues to be in the range of $755 to $765 million for fiscal year 2018, an increase of 8% to 10% versus the previous year. The company is also revising its guidance for adjusted net earnings per diluted share* to now be in the range of $1.30 to $1.35.

Adjusted Non-GAAP Financial Measures

*Please refer to "Discussion of Adjusted Non-GAAP Financial Measures" below for a description of items excluded from the comparable GAAP measures.

Conference Call Information

Varex is scheduled to conduct its third quarter fiscal year 2018 conference call today at 3:00 p.m. Mountain Time. This conference call will be webcast live and can be accessed at the company's website at investors.vareximaging.com. Access will also be available by dialing 1-877-524-8416 from anywhere in the U.S. or by dialing 1-412-902-1028 from non-U.S. locations. The webcast of this call will be archived on the company’s website and a replay of the call will be available from August 2nd through August 16th at 1-877-660-6853 from anywhere in the U.S. or 1-201-612-7415 from non-U.S. locations. The conference call access code is 13681647.

About Varex

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 65+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate the company’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose and protect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,000 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information about Varex, visit vareximaging.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements concerning industry or market outlook; the impact of the acquisition of the PerkinElmer imaging business on the company’s financial results, including estimated restructuring charges relating to our Santa Clara facility; growth drivers; customer demand and acceptance of products or technology; R&D costs; potential impact of tariffs, the company’s future orders, revenues, product volumes, synergies, or earnings guidance for fiscal year 2018 or other expected future financial results or performance; and any statements using the terms “believe,” “expect,” “intend,” “outlook,” “future,” “anticipate,” “will,” “could,” “estimate,” “guidance,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. Such risks and uncertainties include anticipated restructuring charges, the impact of potential tariffs on the company’s products and customer purchasing patterns, recognize the intended benefits and synergies of acquisitions, and retain the services of key acquired personnel; global economic conditions; demand for and delays in delivery of products of the company or its customers; the company’s ability to develop, commercialize and deploy new products; the impact of reduced or limited demand by purchasers of certain X-ray products; the impact of competitive products and pricing; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. Any forward-looking statements made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

# # #

For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except for per share amounts)	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Revenues:
Medical	$143.1	$134.7	$440.8	$392.1
Industrial	48.1	35.4	127.8	90.3
Total revenues	191.2	170.1	568.6	482.4
Gross margin:
Medical	45.4	45.3	145.3	136.9
Industrial	17.6	14.2	49.4	38.9
Total gross margin	63.0	59.5	194.7	175.8
Operating expenses:
Research and development	20.5	17.7	62.3	45.4
Selling, general and administrative	35.2	26.3	94.3	73.3
Total operating expenses	55.7	44.0	156.6	118.7
Operating earnings	7.3	15.5	38.1	57.1
Interest income	—	0.1	0.1	0.2
Interest expense	(5.4)	(4.2)	(16.5)	(5.8)
Other income	0.7	4.4	3.8	5.1
Interest and other income, net	(4.7)	0.3	(12.6)	(0.5)
Earnings before taxes	2.6	15.8	25.5	56.6
Taxes (benefit) on earnings	(1.3)	5.1	(2.4)	19.6
Net earnings	3.9	10.7	27.9	37.0
Less: Net earnings attributable to noncontrolling interests	0.1	0.1	0.4	0.2
Net earnings attributable to Varex	$3.8	$10.6	$27.5	$36.8
Net earnings per common share attributable to Varex
Basic	$0.10	$0.28	$0.73	$0.98
Diluted	$0.10	$0.28	$0.72	$0.97
Weighted average common shares outstanding
Basic	37.9	37.6	37.8	37.5
Diluted	38.4	38.0	38.3	37.9

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions, except share amounts)	June 29, 2018	September 29, 2017
Assets
Current assets:
Cash and cash equivalents	$52.8	$83.3
Accounts receivable, net	131.7	163.6
Inventories, net	244.0	234.5
Prepaid expenses and other current assets	15.5	13.9
Total current assets	444.0	495.3
Property, plant and equipment, net	146.1	148.3
Goodwill	242.1	241.9
Intangibles assets	75.9	91.3
Investments in privately-held companies	52.6	52.3
Other assets	16.0	11.0
Total assets	$976.7	$1,040.1
Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$54.8	$58.9
Accrued liabilities	52.7	62.4
Current maturities of long-term debt	22.5	20.0
Deferred revenues	10.6	10.5
Total current liabilities	140.6	151.8
Long-term debt	377.1	463.9
Deferred tax liabilities	16.9	29.5
Other long-term liabilities	7.8	4.7
Total liabilities	542.4	649.9
Commitments and contingencies
Redeemable noncontrolling interests	11.1	11.2
Stockholders' equity:
Preferred stock, $.01 par value: 20,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value:
Authorized shares - 150,000,000
Issued shares - 38,006,792 and 37,633,747
Outstanding shares - 38,006,792 and 37,633,747	0.4	0.4
Additional paid-in capital	354.7	342.7
Accumulated other comprehensive income	5.5	0.8
Retained earnings	62.6	35.1
Total stockholders' equity	423.2	379.0
Total liabilities, redeemable noncontrolling interests and Varex stockholders' equity	$976.7	$1,040.1

VAREX IMAGING CORPORATION
RECONCILIATION BETWEEN GAAP AND ADJUSTED NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share amounts)	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
GROSS MARGIN RECONCILIATION
Revenues	$191.2	$170.1	$568.6	$482.4
Gross margin	$63.0	$59.5	$194.7	$175.8
Amortization of intangible assets	2.2	1.8	7.0	3.0
Inventory markdowns resulting from restructuring plan	1.9	—	1.9	—
Purchase price accounting adjustments	—	2.6	—	2.6
Adjusted gross margin	$67.1	$63.9	$203.6	$181.4
Gross margin %	32.9%	35.0%	34.2%	36.4%
Adjusted gross margin %	35.1%	37.6%	35.8%	37.6%

OPERATING EARNINGS RECONCILIATION
Operating earnings	$7.3	$15.5	$38.1	$57.1
Amortization of intangible assets (includes amortization impacts to cost of revenues)	4.1	3.5	12.5	6.3
Purchase price accounting adjustments	—	2.6	—	2.6
Separation costs	—	0.1	—	3.0
Restructuring charges (includes inventory markdown impacts to cost of revenues)	4.1	—	5.8	0.1
Acquisition and integration related costs	0.7	2.3	1.5	3.2
Impairment charges	3.0	0.3	3.0	0.3
Other non-operational costs	—	—	0.2	(0.2)
Total operating earnings adjustments	$11.9	$8.8	$23.0	$15.3
Adjusted operating earnings	$19.2	$24.3	$61.1	$72.4
Operating earnings margin	3.8%	9.1%	6.7%	11.8%
Adjusted operating earnings margin	10.0%	14.3%	10.7%	15.0%

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE RECONCILIATION
Net earnings	$3.8	$10.6	$27.5	$36.8
Total operating earnings adjustments	$11.9	$8.8	$23.0	$15.3
Estimated annual effective tax rate(1)	23.8%	32.3%	23.8%	34.6%
Tax effects of operating earnings adjustments	$(2.8)	$(2.8)	$(5.5)	$(5.3)
Non-operational tax adjustments	$—	$—	$(6.1)	$—
Adjusted net earnings	$12.9	$16.6	$38.9	$46.8
Diluted net earnings per share	$0.10	$0.28	$0.72	$0.97
Adjusted diluted net earnings per share	$0.34	$0.44	$1.02	$1.23
Dilutive shares	38.4	38.0	38.3	37.9

(1) Estimated annual effective tax rate applied for the three and nine-month period ended June 29, 2018 excludes discrete items related to estimated impacts from U.S. tax reform.

Discussion of Adjusted Non-GAAP Financial Measures
This press release includes adjusted non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. These adjusted measures include: adjusted gross margin; adjusted operating earnings; adjusted operating earnings margin; adjusted net earnings; and adjusted net earnings per diluted share. We are providing a reconciliation above of each adjusted financial measure used in this earnings release to the most directly comparable GAAP financial measure. We are unable to provide without unreasonable effort a reconciliation of adjusted guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed.

We utilize a number of different financial measures, both GAAP and adjusted, in analyzing and assessing the overall performance of our business, in making operating decisions, and forecasting and planning for future periods. We consider the use of the adjusted measures to be helpful in assessing the performance of the ongoing operation of our business by excluding unusual and one-time costs. We believe that disclosing adjusted financial measures provides useful supplemental data that allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing adjusted financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.
Adjustments to GAAP measures include the following items:
Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Purchase price accounting charges to cost of revenues: We may incur charges to cost of revenues as a result of acquisitions. We believe that excluding these charges allows the users of our financial statements to better understand the historic and current cost of our products, our gross margin, and also facilitates comparisons to peer companies.

Separation costs: We separated from Varian Medical Systems on January 30, 2017 and incurred non-operational expenses associated with the separation. We believe that excluding separation costs allows the users of our financial statements to better understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Restructuring charges: We incur restructuring charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Acquisition and integration related costs: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business. We also incur expenses or benefits with respect to certain items associated with our acquisitions, such as integration costs relating to acquisitions for any costs incurred prior to closing and up to 12 months after the closing date of the acquisition.

Impairment charges: We may incur impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business and such charges may limit the comparability of our on-going operations with prior and future periods.

Non-Operational Tax Adjustments: Certain tax items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations, including the enactment of the Tax Cuts and Jobs Act in December 2017. These may include such items as the retroactive impact of significant changes in tax laws, including changes to statutory tax rates and one-time tax charges.

Other Non-Operational Costs: Certain items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations. These may include such items as legal settlements, environmental settlements, governmental settlements including tax settlements and other items of similar nature.

Tax effect of Adjustments: We apply our GAAP consolidated effective tax rate to our adjusted financial measures as our historical annual consolidated effective tax rate has remained fairly consistent, and is expected to remain consistent for the foreseeable future. If applicable, this application of our effective tax rate excludes any discrete items related to tax reform or any other Non-Operational Tax Adjustments including any tax settlements.